Exhibit 99.1

GAIN Capital Receives Shareholder Approval for Acquisition of City Index Limited
BEDMINSTER, N.J., March 17, 2015 / -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (the "Company" or "GAIN Capital") announced today that its common shareholders have overwhelmingly approved the acquisition of City Index Limited at a special meeting of shareholders held on March 12, 2015. The nearly universal shareholder support for the transaction was evidenced by a turnout of 93% of all outstanding shares attending the special meeting and over 99% of such shares voting in favor of the transaction.
The combination of GAIN Capital and City Index creates a global leader in online trading, with customers in over 180 countries and approximately $1.1 billion in customer assets, handling in excess of $3 trillion in trade volume annually.
“We are extremely pleased that our shareholders have recognized the compelling strategic and financial rationale for this transaction,” said Glenn Stevens, CEO of GAIN Capital. “The City Index acquisition is another important milestone in the execution of GAIN’s long term strategic plan, which includes scaling the retail business and diversifying our revenue streams across products, geographies and customer segments. We believe it will be a transformational combination for the company and the industry.”
The approval of the transaction by GAIN’s shareholders was one of the final conditions to the closing of the previously announced acquisition. Subject to the satisfaction or waiver of all closing conditions related to the acquisition, GAIN expects the transaction to close early in the second quarter 2015.
About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

About City Index Group
City Index Group is one of the leading global providers of retail trading services. City Index trading platforms give access to thousands of derivatives on global financial markets such as margined foreign exchange (FX). The Group trades primarily under the City Index, Finspreads and FX Solutions brands and also provides a fully outsourced white label solution to numerous partners.
For further company information, visit www.cityindex.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com